Filed Pursuant to Rule 424(b)(2)
Registration No. 333-173044

		Proposed	Proposed
	Amount	Maximum	Maximum		Amount of
Title of Securities Being	Being	Offering Price	Aggregate		Registration
Registered	Registered	Per Share	Offering Price		Fee

Common Stock, par value $0.01 per share	8,625,000	$35.95	$310,068,750	(2)	$35,998.98	(2)

(1)	Amount includes 1,125,000 shares that may be offered and sold by the underwriters pursuant to their option.

(2)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

7,500,000 Shares

Common Stock

We are offering 7,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “HS”. The last reported sale price of our common stock on March 24, 2011 was $37.97 per share.

See the “Risk Factors” section beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase 7,500,000 shares of our common stock from us at a price of $35.00 per share which will result in $262,500,000 of proceeds to the Company (before expenses). We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to 1,125,000 additional shares of our common stock.

The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The underwriters expect to deliver the shares against payment in New York, New York on or about March 29, 2011.

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-Manager

BofA Merrill Lynch

Prospectus dated March 24, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference into this prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf registration process, we may offer and sell, from time to time, shares of our common stock in one or more offerings. You should read both this prospectus and the documents incorporated by reference into this prospectus, together with the additional information described below under the heading “Where You Can Find More Information”, carefully before making an investment decision.

Unless we have indicated otherwise, all information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares from us.

When used in this prospectus, except where the context otherwise requires, the terms “we”, “us”, “our” and the “Company” refer to HealthSpring, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” by us within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would”, and similar expressions concerning our prospects, objectives, plans, or intentions are forward-looking statements. All statements made related to our estimated or projected membership, revenue, medical loss ratios, medical expenses, profitability, cash flows, access to capital, compliance with statutory capital or net worth requirements, payments from or to CMS, litigation settlements, compliance with applicable federal and state regulations, expansion and growth plans, sales and marketing strategies, new products or initiatives, and the impact of existing or proposed laws or regulations described herein are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In evaluating an investment in our common stock, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under a similar heading in our Annual Report on Form 10-K that is incorporated by reference in this prospectus. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. You should read this prospectus and the documents that are incorporated by reference (as described under the heading “Incorporation by Reference”), to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and other information contained in this prospectus and the documents incorporated by reference herein. This summary is not complete and may not contain all of the information that is important to you.

Business

We are a managed care organization operating in the United States whose primary focus is Medicare, the federal government-sponsored health insurance program primarily for United States citizens aged 65 and older, qualifying disabled persons, and persons suffering from end-stage renal disease. Pursuant to the Medicare program, Medicare-eligible beneficiaries may receive healthcare benefits, including prescription drugs, through a managed care health plan. Medicare premiums, including premiums paid to our stand-alone prescription drug plans, accounted for substantially all of our revenue in 2010. Our total revenue in 2010 was approximately $3.1 billion.

Our concentration on Medicare in general, and the Medicare Advantage program in particular, provides us with opportunities to understand the complexities of the Medicare program, design competitive products, better manage medical costs, and offer high quality healthcare benefits to Medicare beneficiaries in our service areas. Our Medicare Advantage experience also allows us to create coordinated care structures of comprehensive networks of local hospitals and physicians. We attempt to center our networks on a primary care physician, or PCP, who is experienced and effective in managing the healthcare needs of the Medicare population, and align our incentives with those of the PCP through a payment structure that rewards cost-effective care and improved outcomes.

We operate Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas and the District of Columbia. As of December 31, 2010, our Medicare Advantage plans had over 304,000 members. We also operate both national and regional stand-alone prescription drug plans, or PDPs, in accordance with Medicare Part D. As of December 31, 2010, our PDPs had over 724,000 members.

Corporate Information

We were incorporated in October 2004 in Delaware; however, our predecessor, NewQuest, LLC, commenced operations in 2000. We conducted our initial public offering in February 2006 and our common stock is listed on the New York Stock Exchange under the symbol “HS”. Our corporate headquarters are located at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, and our telephone number is (615) 291-7000. Our corporate website address is www.healthspring.com. Information contained on our website is not incorporated by reference into this prospectus and we do not intend the information on or linked to our website to constitute part of this prospectus.

Recent Developments

Although the 2011 first quarter has not yet been completed, we currently believe that in the aggregate, our business is in line with management’s expectations for this point in the year.

Opportunistic acquisitions of other health plans are an important element of our growth strategy and management believes that maintaining a flexible capital structure is important to allow us to respond to opportunities that may arise from time to time. As a result of recent health insurance reform legislation and other factors, we believe consolidation in the managed care industry will be likely and we will selectively pursue opportunistic acquisitions that are consistent with our strategic and financial objectives.

THE OFFERING

Issuer	HealthSpring, Inc.

Common stock offered	7,500,000 shares (1)

Common stock to be outstanding immediately after completion of this offering	66,554,532 shares

Use of proceeds	At least 50% of the net cash proceeds will be used to prepay obligations under our existing credit facilities in accordance with the terms of our credit agreement.

The remaining net cash proceeds from this offering will be used for general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange symbol	“HS”

Risk Factors	See “Risk Factors” beginning on page 4 and other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Does not include 1,125,000 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 59,054,532 shares of our common stock issued and outstanding as of March 18, 2011. The number of shares outstanding, as used throughout this prospectus, unless otherwise indicated, does not include:

•	2,620,030 shares of common stock issuable upon the exercise of outstanding options for the purchase of our common stock; and

•	an aggregate of 4,511,049 shares of common stock reserved for future issuance under our equity incentive plans.

RISK FACTORS

Before deciding to invest in our common stock, you should carefully consider each of the risks and uncertainties described below and all of the other information set forth in this prospectus and incorporated in this prospectus by reference, including in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The risks and uncertainties described below and incorporated by reference herein are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus, including the documents incorporated by reference herein, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in our Annual Report on Form 10-K.

Risks Related to This Offering

Sales of a Significant Number of Shares of Our Common Stock in the Public Markets, or the Perception of Such Sales, Could Depress the Market Price of Our Common Stock.

The issuance of new shares of our common stock in this offering could have the effect of depressing the market price for shares of our common stock, and resales after completion of this offering of our common stock could cause its market price to fall. Except as described in the section entitled “Underwriting,” we are not restricted from issuing additional shares of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. We evaluate opportunities to access the capital markets taking into account our financial condition and other relevant considerations. Subject to market conditions, we may take additional actions to raise capital. Such actions could include, among other things, the issuance of additional shares of our common stock.

The issuance of any additional shares of our common stock or securities convertible into or exchangeable for our common stock or that represent the right to receive our common stock, or the exercise of such securities, could be substantially dilutive to our earnings per share. The market price of our common stock could decline as a result of sales of shares of our common stock made in or after this offering or the perception that such sales could occur.

Our Stock Price has been and is Likely to Continue to be Volatile, which Could Cause the Value of Your Investment to Decline.

The market price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	additional changes in existing laws or regulations applicable to us, or their interpretations, or the enactment of new laws or the issuance of new regulations;

•	Medicare budget decreases or changes in Medicare premium levels or reimbursement methodologies;

•	expectations regarding increases or decreases in medical claims and medical care costs;

•	adverse publicity regarding HMOs, other managed care organizations and health insurers in general;

•	conditions generally affecting the managed care industry or our provider networks;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	changes in financial estimates by securities analysts;

•	general economic conditions and interest rates; and

•	sales of our common stock.

General market fluctuations, industry factors, failure to comply with the laws and regulations applicable to us and general economic and geopolitical conditions and events also could cause our stock price to decrease. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

Management will have Broad Discretion as to the Use of the Proceeds from this Offering

Pursuant to the terms of our credit agreement, we are required to use 50% of the net proceeds from this offering to prepay obligations under our existing credit facilities. We have not designated any particular purpose for the amount of net proceeds remaining after we satisfy our prepayment obligations. Accordingly, our management will have broad discretion regarding the use of the remaining net proceeds from this offering and could use those proceeds for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

We Do Not Pay Dividends on Our Common Stock and Do Not Anticipate Paying Cash Dividends on Our Common Stock in the Foreseeable Future.

We have not declared or paid any cash dividends on our common stock since our incorporation and do not anticipate paying cash dividends in the foreseeable future. Our ability to pay cash dividends is limited by our credit agreement. As a holding company, our ability to pay cash dividends is also dependent on the availability of cash dividends and distributions from our regulated insurance subsidiaries, which are restricted by the laws of the states in which we operate, as well as limitations under our credit agreement. Any future determination to declare and pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and the other limitations described above. Because we do not anticipate paying cash dividends for the foreseeable future, holders of shares of our common stock will not realize a return on their investment unless the market price of our common stock appreciates, which we cannot assure.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 7,500,000 shares of our common stock in this offering, after deducting estimated expenses payable by us, will be approximately $262 million, or approximately $301 million if the underwriters exercise their option in full.

Pursuant to our credit agreement, at least 50% of the net proceeds from this offering will be applied to the repayment of term loans outstanding under our senior secured credit facilities. A portion of those term loans bear interest at LIBOR plus 3.75% and mature on February 11, 2015, and the remainder of those term loans bear interest at LIBOR plus 4.50% and mature on October 22, 2016.

We intend to use the remaining net proceeds from this offering for general corporate purposes, which will include paying down our revolving credit facility. Our management will have broad discretion to allocate the remaining net proceeds from this offering for such purposes as potential acquisitions, repayment or repurchase of additional indebtedness, capital expenditures, and additions to working capital. Pending such uses, we plan to invest the net proceeds from this offering in highly liquid, secure short-term securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis; and

•	on a pro forma basis as adjusted to give effect to this offering of shares of our common stock and the receipt of proceeds therefrom, after deducting estimated offering expenses payable by us and assuming no exercise of the underwriters’ option.

You should read this table in conjunction with “Use of Proceeds” section of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including all related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted
	(Audited)	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$191,459	$222,209

Long-term debt, including current portion:	$626,875	$395,625	(1)

Stockholders’ equity:
Common stock, $0.01 par value, 180,000,000 shares authorized, 61,905,457 shares issued and 57,850,709 outstanding at December 31, 2010 (65,350,709 as adjusted)	619	694
Additional paid-in capital	569,024	830,949
Retained earnings	622,988	622,988
Accumulated other comprehensive income, net of tax	1,495	1,495
Treasury stock, at cost, 4,054,748 shares at December 31, 2010	(61,995)	(61,995)
Total stockholders’ equity	$1,132,131	$1,394,131

Total capitalization	$1,759,006	$1,789,756

(1)	Includes principal payments of $131,250 under the term loans and $100,000 under the revolver.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “HS”. The following table sets forth on a per share basis the low and high sales prices of our common stock as reported by the New York Stock Exchange since January 1, 2009.

	Low	High

Fiscal 2011:	$26.68	$39.19
First Fiscal Quarter (through March 24, 2011)	26.68	39.19

Fiscal 2010:	$14.66	$29.80
Fourth Fiscal Quarter	24.34	29.80
Third Fiscal Quarter	14.66	27.00
Second Fiscal Quarter	15.00	19.11
First Fiscal Quarter	16.51	20.50

Fiscal 2009:	$4.27	$20.36
Fourth Fiscal Quarter	11.83	18.38
Third Fiscal Quarter	10.12	14.80
Second Fiscal Quarter	7.91	11.91
First Fiscal Quarter	4.27	20.36

The closing price of our common stock on the New York Stock Exchange on March 24, 2011 was $37.97 per share. As of March 18, 2011, we had 59,054,532 shares of our common stock issued and outstanding and we had approximately 128 holders of record.

We have not declared or paid any cash dividends on our common stock since our incorporation and do not anticipate paying cash dividends in the foreseeable future. Our ability to pay cash dividends is limited by our credit agreement. As a holding company, our ability to pay cash dividends is also dependent on the availability of cash dividends from our regulated insurance subsidiaries, which are restricted by the laws of the states in which we operate, as well as limitations under our credit agreement. Any future determination to declare and pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and the other limitations described above.

MATERIAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income and estate tax considerations applicable to a non-U.S. holder (as defined below) with respect to the acquisition, ownership and disposition of our common stock as of the date hereof. This discussion is for general information only and is not tax advice. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for United States federal income tax purposes, neither a partnership nor any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, in general, if (a) a United States court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If an entity classified as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally depends on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisers.

An individual may be treated as a resident of the United States in any calendar year for United States Federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for United States federal income purposes as if they were United States citizens.

This discussion does not consider:

•	United States state and local or non-United States tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership, that the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences to the stockholders or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

•	special tax rules that may apply to particular non-U.S. holders, including financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. Any changes could alter the tax consequences to non-U.S. holders described in this prospectus supplement. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Distributions on Our Common Stock

Distributions on our common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a tax-free return of your adjusted tax basis in our common stock and thereafter as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Disposition of Our Common Stock.”

The gross amount of dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of United States federal income tax at a 30% rate, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification of the application of that treaty.

If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment in the United States, and such dividends will not be subject to the withholding described above. If you are a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.

Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Disposition of Our Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•	the gain is effectively connected with the non-U.S. holder’s conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

•	we are or have been a “United States real property holding corporation” for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our common stock.

We have determined that we are not, and we believe we will not become, a United States real property holding corporation.

An individual non-U.S. holder described in the first bullet point immediately above is taxed on the non-U.S. holder’s gains (including gain from the sale of our common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to United States federal income tax on the disposition of our common stock will be taxed on the disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States will be included in the individual’s gross estate for United States federal estate tax purposes. Such shares, therefore, may be subject to United States federal estate tax unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

United States backup withholding and information reporting requirements generally apply to certain payments to certain holders of our common stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common stock within the United States, or by a United States payor or United States middleman, to a holder of common stock, that is not an exempt recipient (which includes a payee that is not a United States person and provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding from such payments of dividends or proceeds, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements. The backup withholding rate currently is 28%.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

Recently Enacted Legislation

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.	6,951,315
Merrill Lynch, Pierce, Fenner & Smith Incorporated	548,685

Total	7,500,000

If the underwriters sell more than the total number of shares set forth above, then the underwriters have an option to buy up to an additional 1,125,000 shares from the Company. The underwriters may exercise that option for 30 days.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. The underwriters will need to close out any short sale by purchasing shares in the open market. The underwriters are likely to create a short position if it is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of our common stock, and may maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which is referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock, for 90 days from the date of this prospectus without first obtaining the written consent of Goldman, Sachs & Co., subject to limited exceptions, including that up to 40,000 shares may be sold by each of our executive officers after 45 days following the date of this prospectus. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our capital stock for a period of 90 days from the effective date of the registration statement.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition, subject to such limited exceptions.

New York Stock Exchange Listing

The shares of our common stock are listed on the New York Stock Exchange under the symbol “HS”.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Bravo Health, Inc. for the years ended December 31, 2009 and 2008 incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed with the SEC on February 11, 2011, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

We also make available free of charge through our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such reports or amendments with, or furnish them to, the SEC. Our Internet website address is www.healthspring.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011;

•	our Current Report on Form 8-K/A filed with the SEC on February 11, 2011; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on January 30, 2006, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the shares of our common stock offered by this prospectus have been sold or we otherwise terminate the offering of these shares of our common stock; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting us at the following address and phone number or by contacting the SEC as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

HealthSpring, Inc.
9009 Carothers Parkway Suite 501
Franklin, Tennessee 37067
Attn: Corporate Secretary
Telephone: (615) 291-7000
Internet Website: www.healthspring.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

7,500,000 Shares

HealthSpring, Inc.

Common Stock

Goldman, Sachs & Co.

BofA Merrill Lynch